                                                                   EXHIBIT 10.12

        SAIC/ NANOSYS MASTER MARKETING AND BUSINESS DEVELOPMENT AGREEMENT

This Master Marketing Agreement ("Agreement"), is entered into as of the later of the dates set forth at the end of this Agreement (the "Effective Date"), by and between Nanosys, Incorporated, a corporation duly organized under the laws of the State of Delaware and having its principal place of business at 2625 Hanover Street, Palo Alto, California ("Nanosys"), and Science Applications International Corporation, a corporation duly organized under the laws of the State of Delaware and having its principal place of business at 10260 Campus Point Drive, San Diego, California 92121, through its Advanced Systems Group ("SAIC"). Nanosys and SAIC may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

WHEREAS, SAIC is recognized as a leader in the information technology and systems integration field with technologies and expertise that includes, but is not limited to, systems design and engineering, database architecture, software development, and large project management;

WHEREAS, Nanosys is recognized as a leader in the development of nanotechnology materials and nanotechnology enabled modules, systems and processes;

WHEREAS, the Parties, from time to time, have collaborated in order to bid for and to perform under contracts and grants awarded by various agencies of the United States government; and

WHEREAS, Nanosys and SAIC mutually desire to establish a preferred marketing relationship with each other in order to identify and pursue additional contracts and awards with the United States government ("Opportunities") relating to nanoscience and nanotechnology as a team, to further both their businesses;

NOW THEREFORE, in consideration of the mutual terms and conditions set forth herein, the Parties hereby agree as follows:

1. Scope of the Agreement. This Agreement is a master agreement that commits the Parties to work together for their mutual benefit to identify and advise each other as to specific Opportunities to market and advertise their respective services and products in accordance with the following terms, and as provided by Attachment A. SAIC will perform activities in the following areas: systems integration; joint prototype development; and marketing. Nanosys will perform activities in the following areas: nanotechnology materials and nanotechnology-enabled module development; joint prototype development; and marketing support. Each Opportunity that is to be jointly pursued by the Parties shall be defined and described in written, mutually agreed-upon exhibits attached hereto (each a "Marketing Exhibit"). Each Marketing Exhibit shall specify the particular Opportunity, the complementary products and/or services to be marketed, the prospective customer base, and the scope of effort required of each Party. Each Marketing Exhibit shall, when executed, become an addendum to this Agreement. The first Marketing Exhibit shall be titled "Marketing Exhibit No. 1," and additional Marketing Exhibits shall be numbered sequentially.

         (a) The obligations of the Parties under this Agreement are non-exclusive. `Either Party may, at any time and for any reason, enter into similar arrangements with any other entity with respect to the same or similar areas or Opportunities set forth in the Marketing Exhibits or for any other business purposes. However, notwithstanding the foregoing, for any given Opportunity for which: (1) the Parties have complementary technology and/or intellectual property for addressing such Opportunity; (2) a Party chooses not to pursue such Opportunity on its own, or with a partner entity or organization that is already a Strategic Commercial Partner of such Party at the time the Party chooses to pursue such opportunity; (3) a Party does not already have a proposal submitted for such Opportunity; (4) a Party has not had such Opportunity presented to such Party by a third party; and (5) resources for pursuing such Opportunity are supported Resources pursuant to Section 2 of this Agreement; then each Party agrees to offer to the other Party the first opportunity to enter into a Marketing

                                  Page 1 of 14
                                    7/7/2003

                  Exhibit for such Opportunities contemplated to be pursued by such Party. In the event that a Party desires to pursue an Opportunity on its own, it shall notify the other Party to allow the other Party an opportunity to present information supporting the JOINT pursuit of such Opportunity by the Parties hereto. The Party being offered the first opportunity to enter into a Marketing Exhibit or to present information supporting the joint pursuit of an Opportunity, shall communicate any acceptance of such offer to the other Party within a reasonable time, which time is not to exceed ten(10) business days, unless otherwise agreed to by the Parties in writing. If the offer of first opportunity or to present information for joint pursuit is rejected, or not accepted within such reasonable time, either Party is then free to pursue the Opportunity on its own or with any other person or entity. Further, commencing upon the execution of a Marketing Exhibit and continuing during the effectiveness of any definitive agreement relating thereto, the Parties agree that they shall not participate in any effort to prepare or submit a separate proposal relating to the specific technology, application and customer of the Opportunity identified in the Marketing Exhibit. Strategic Commercial Partner shall mean a partner entity or organization with which the Party has a fully executed commercial development agreement.

         (b) Except as set forth in this Agreement or a Marketing Exhibit executed hereunder, each Party will bear all costs, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement and any such Marketing Exhibit. Unless otherwise specified in this Agreement or a Marketing Exhibit, neither Party shall have any right to any reimbursement, payment or compensation of any kind from the other Party for activities pursuant to this Agreement or a Marketing Exhibit.

         (c) This Agreement, including all Marketing Exhibits, sets forth the provisions and conditions pursuant to which the Parties may identify and advise each other of a mutually beneficial Opportunity.

         (d) Each Party shall designate one or more duly authorized representatives to interact with the other for purposes of this Agreement. Initially, [*** Redacted] and [*** Redacted] shall be the representatives of Nanosys and [*** Redacted] and [*** Redacted] shall be the representatives of SAIC. Each Party's representative(s) may select and submit to the other for its consideration such Opportunities that the Party believes may be of mutual interest and the representatives shall jointly determine whether to pursue such Opportunity together. If the Parties determine to pursue an Opportunity jointly, the representatives shall determine jointly the appropriate marketing strategy; including planning for directing the timing and use of the Resources described in
                  Section 2 which efforts shall be reflected in a Marketing Exhibit hereto. At least one representative of each Party shall meet and confer periodically with at least one representative of the other as necessary, either in person or by telephone, to discuss prospective Opportunities and performance with respect to existing Marketing Exhibits (including, but not limited to the Parties obligations under Section 2 below). The Parties agree that the representatives shall meet at agreed-upon intervals but not less than once in any calendar quarter. Subject to the provisions of section 1(a) above relating to the Parties' actions commencing upon execution of a Marketing Exhibit and continuing during the effectiveness of any definitive agreement relating thereto, if either Party's representative determines that it is not in that Party's best interest to initiate or continue an Opportunity jointly, either Party is free to pursue such Opportunity, using its sole efforts or in conjunction with any other person or entity.

         (e) In those circumstances where the Parties' marketing efforts identify a specific Opportunity, and the Parties decide to pursue the Opportunity jointly as set forth in a Marketing Exhibit, then the Parties agree to enter into good faith negotiations to execute an appropriate definitive agreement for the particular Opportunity. Generally, it is anticipated that Nanosys would primarily apply its nanoscience and nanotechnology development expertise and be the


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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

                  preferred provider of any nanotechnology-based modules to the Opportunity, and SAIC would primarily apply its system integration expertise to the Opportunity. Each such definitive agreement shall contain terms and conditions that are customary for a teaming agreement, including, but not limited to, allocating responsibility for preparation of proposals and determining the structure of the proposal effort. Each such definitive agreement shall set forth additional mutually agreed-upon terms and conditions with respect to the rights and obligations of the Parties with regard to that specific Opportunity.

2.       Mutual Commitment to Fund the Initiative.

         (a) The Parties agree that, in order to initially support the marketing activities associated with the Opportunities anticipated to be identified in Marketing Exhibits, the work of approximately [*** Redacted] full time employee equivalents ("FTEs", the FTEs and associated costs are collectively referred to as the "Resources") will be necessary to specifically support the marketing activities associated with the Opportunities. The effort of each individual supporting an Opportunity will be dedicated at a percentage agreed upon by the representatives of each party authorized by this Agreement. The Resources needed will include technical and marketing resources. The Parties agree that Nanosys shall be responsible for providing Resources equivalent to [*** Redacted] FTEs and SAIC shall be responsible for providing Resources equivalent to [*** Redacted] FTEs.

         (b) SAIC agrees, during the Initial Term, as defined in Section 3(a), to fund the cost of the Resources of both Parties set forth in Section 2(a). Such costs are expected to be burdened actual expenses, not including any fees or profit, and are invoiced monthly in accordance with 2f, below. The funding support will be subject to quarterly reviews, as stated in 1(d) above. The maximum Resources funded by SAIC under this section during the Initial Term of this Agreement, and that have not been reimbursed under section 2(c)(iii), are not to exceed $2.2 M, (It is currently estimated that $1.6 M will be allocated to Nanosys and $0.6 M to SAIC), unless otherwise agreed to by the Parties. Resources reimbursed under section 2(c)(iii) may, during the Initial Term, be reused to fund additional Resources if mutually agreed by the Parties. Unless specifically agreed upon by the Parties in writing, the work performed by the representatives of the Parties in carrying out their periodic review responsibilities under Section 1(d), shall not be included in the amounts funded by SAIC. Among the tasks to be performed by the Parties' FTEs are support for preparation of proposals for contracts and awards, demonstrations, and marketing presentations.

         (c) In consideration of SAIC's agreement to fund the Resources (including SAIC Resources) described in paragraph (b) above, the Parties agree that all United States government contract revenue, including the subcontract(s) from one Party to the other Party, ("Contracts") arising out of or resulting from work performed under this Agreement shall be allocated in accordance with the following priority schedule, with funds received under any Contract first being applied to the highest priority category until all costs thereunder are reimbursed, before applying any remaining funds to the next level of priority, etc.:

                           i. First priority: Reimbursement of reasonable costs, not including any fee or profit, incurred in performance of the Contract.

                           ii. Second priority: Reimbursement of costs, on a pro-rata basis between Nanosys and SAIC, not including any fee or profit, incurred under this Agreement that are incurred in the performance of the Contract but not billable to the Contract, and

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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

                           iii. Third priority: Reimbursement of costs incurred by SAIC in funding the initial Term of the Agreement under Section 2(b) above. Such reimbursement will be accomplished through allocation of fees earned from such Contracts not allocated under either of the first or second priorities, above, where 100% of such funds will be applied to the reimbursement until satisfied and the balance will be allocated between the parties at a to-be negotiated rate dependent upon the relative contributions and responsibilities of the parties for a given Contract.

                  Unless otherwise agreed by the Parties in writing, Nanosys shall reimburse SAIC net 30 days after receipt of payment from its prime customer under the applicable Contract.

         (d) With the exception of income taxes imposed on the Parties, each Party agrees to pay all sales, use, value added, personal property or other taxes of any type that are imposed by any governmental authority on the payments due by such Party to the other Party under this Section 2. Any payment or part of a payment due under this Agreement that is not paid when due shall bear interest at the rate of 1.5% per month, or at the highest rate allowed by law, whichever is less, from its due date until paid.

         (e) Each Party shall have the right, at its sole expense, to inspect the books and records of the other Party for the purpose of verifying the amounts funded by SAIC and that Nanosys has complied with the payment obligations of this
                  Section 2. Such inspections may be made not more than semi-annually, on not less than fifteen (15) days prior written notice to the other Party, during regular business hours.

         (f) To fund the Nanosys Resources, SAIC ASG will implement a purchase order with Nanosys which will be incrementally funded, against which Nanosys will submit monthly invoices in accordance with the terms of the purchase order. Invoices will be paid net 30 days. A proper invoice may be in Nanosys standard commercial format but must include, at a minimum, detailed costs for the period covered by the invoice and accumulated costs. Detailed costs are defined as hours by individual labor categories, fully burdened labor and other fully burdened expenses such as are described in general in 2a above and not including any fee or profit.


         To provide participation insight to Nanosys, SAIC ASG will prepare financial statements on an SAIC "financial-period" basis , to be made available to Nanosys, by the 5th working day after the close of the four-week accounting period for which the financial statement is prepared.. Financial statements will identify current and cumulative total costs for Labor and ODC's as defined in paragraphs 2(a) and 2(b) above.


3.       Term and Termination.

         (a) This Agreement shall have an initial term of twenty-four (24) months commencing on the Effective Date (the "Initial Term"). Following the Initial Term, this Agreement may be extended only by the written, signed, mutual agreement of both Parties for an additional period of twelve (12) months (each, a "Renewal Term"), which such written mutual commitment shall be executed at least ninety (90) days prior to the end of the Term immediately preceding such Renewal Term. For purposes of this Agreement, the Initial Term and any Renewal Terms shall be known as the Term.

         (b) Either Party may terminate this Agreement as of the last day of each calender quarter including and after the first anniversary of the Effective Date, provided that such termination must be communicated to the other party in writing at least ninety (90) days prior to such termination date.

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

         (c) Upon the termination or expiration of this Agreement, each Party will destroy or return to the other Party all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) provided by the disclosing Party to the receiving Party and shall use commercially reasonable efforts to destroy all backup copies of such information made by the receiving Party or its employees, wherever located. The obligations of this section do not apply to any materials and/or information of the disclosing Party that is necessary for the perfection and/or enforcement of any rights to Intellectual Property developed under this Agreement that is owned in whole or in part by the receiving Party. Any Confidential Information retained by the receiving Party hereunder shall remain subject to the provisions of the Non-Disclosure Agreement attached a Exhibit A.

         (d) The Parties acknowledge that termination or expiration of this Agreement shall terminate each Marketing Exhibit executed hereunder, unless the Parties expressly agree to the contrary in writing. However, any definitive agreements entered into between the Parties as a result of their efforts hereunder shall not be terminated upon the termination or expiration of this Agreement and shall survive according to their terms. Additionally, the obligations of paragraph 2(c) shall survive any termination.

4.       Intellectual Property.

         (a) The Parties shall each retain ownership of and all right, title and interest in and to their respective pre-existing Intellectual Property (as that term is defined in Article 4(c) below), and no license or right to use therein, whether express or implied, is granted by this Agreement or as a result of the work performed by either Party hereunder or in pursuit hereof. To the extent the Parties wish to grant to the other rights or interests in pre-existing Intellectual Property, separate license agreements on mutually acceptable terms will be executed.

         (b) For all Intellectual Property developed under this Agreement by the Parties (hereinafter referred to as "Collaboration Intellectual Property"), all Nanotechnology Related Collaboration Intellectual Property shall be solely owned by Nanosys, regardless of inventorship. For purposes of this Agreement, "Nanotechnology Related Collaboration Intellectual Property" is Intellectual Property in inorganic nanomaterials having at least [*** Redacted] of [*** Redacted], including [*** Redacted] of such materials, composites including such materials, nano to macro world interface technology for such materials, and the fabrication and processing of such materials. All non-Nanotechnology Related Collaboration Intellectual Property such as systems, use, and applications shall be owned according to U.S. laws of intellectual property inventorship and ownership with Collaboration Intellectual Property that is solely conceived by the employees, agents or contractors of one Party being solely owned by that Party with all rights appurtenant thereto, and with non-Nanotechnology related Collaboration Intellectual Property that is jointly conceived by the employees, agents or contractors of both Parties being jointly owned, with all joint rights appurtenant thereto and without obligation to obtain consent or account to the other Party to exploit, license or transfer jointly owned Intellectual Property.

         (c) As used herein the term "Intellectual Property" shall mean patents, copyrights, trade marks, trade names, inventions (whether or not patentable), works of authorship, trade secrets, techniques, know-how, ideas, concepts, algorithms and all other forms of intellectual property rights. As used herein the term "pre-existing Intellectual Property" means any Intellectual Property previously conceived, developed or reduced to tangible medium as demonstrated by written documentation.

5. Warranty Disclaimer and Limitation of Liability. Neither Party makes any warranties whatsoever to the other Party, express or implied, with regard to the products or services of that Party or any matter relating to this Agreement and any Marketing Exhibits, and each Party specifically disclaims all such

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                  Page 5 of 14
                                    7/7/2003
         warranties and conditions, including any warranty of title, merchantability, and fitness for a particular purpose. In no event shall either Party be liable to the other for any punitive, exemplary, special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost revenues, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement or any Marketing Exhibit, regardless of the legal theory under which such damages are sought, and even if the Parties have been advised of the possibility of such damages or loss. The liability of either Party to the other for any claims, liabilities, actions or damages arising out of or relating to this Agreement or any Marketing Exhibit, howsoever caused and regardless of the legal theory asserted, including breach of contract or warranty, tort, strict liability, statutory liability or otherwise, shall not, in the aggregate, exceed the amount of out-of-pocket costs incurred by the other Party in connection with the specific Marketing Exhibit or opportunity under which such claim arose.

6. Confidentiality. In the performance of this Agreement and any Marketing Exhibits executed hereunder, certain information may be exchanged between the Parties that is proprietary and confidential in nature. This proprietary and confidential information is exchanged solely for the purposes set forth in this Agreement and any such Marketing Agreement. This proprietary and confidential information shall remain the property of the disclosing Party and shall be subject to the terms and conditions of the Non-Disclosure Agreement attached hereto as Exhibit A. Prior to any transfer of materials under this Agreement, the Parties agree that they will execute a Materials Transfer Agreement that will be separately agreed to by the Parties.

7. Export Control. The Parties to this Agreement shall comply with all applicable United States export and foreign import laws, rules, and regulations in the performance of the Parties' responsibilities and obligations under this Agreement. Without limiting the generality of the foregoing, the Parties shall not disclose any U.S.-origin products, know-how, technical data, documentation, or other products or materials furnished to it pursuant to this Agreement, to any person or in any manner which would constitute a violation of the export control regulations of the United States then in effect.

8. Disputes. Any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Before commencing any such arbitration, the Parties agree to enter into negotiations to resolve the Dispute. If the Parties are unable to resolve the Dispute by good faith negotiation within Sixty (60) days of entering into such negotiations, then either Party may refer the matter to arbitration. The arbitration shall take place in the County of San Diego, State of California. The arbitrator(s) shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award any damages which are excluded by this Agreement. The decision of the arbitrator(s) shall be final and binding on the Parties, and any award of the arbitrator(s) may be entered or enforced in any court of competent jurisdiction. Any request for arbitration of a claim by either Party against the other relating to this Agreement must be filed no later than one (1) year after the date on which this Agreement expires or terminates, or such claim shall be time barred.

9. Notices. All notices, certificates, acknowledgments or other written communications (hereinafter referred to as "Notices") required to be given under this Agreement shall be in writing and shall be deemed to have been given and properly delivered if duly mailed by certified or registered mail to the other Party at its address as follows, or to such other address as either Party may, by written notice, designate to the other. Additionally, Notices sent by any other means (i.e., facsimile, overnight delivery, courier, and the like) are acceptable subject to written confirmation of both the transmission and receipt of the Notice.

                                  Page 6 of 14
                                    7/7/2003

Larry Bock                                    Janet V. LaFever
President and CEO                             Vice President for Administration
Nanosys, Incorporated                         Science Applications
2625 Hanover Street                           International Corporation
Palo Alto, CA 94304                           1710 SAIC Drive, M/S 2-3-1
Telephone (650) 331-2105                      McLean, VA 22102
Fax       (650) 331-2101                      Telephone 703-676-4031
e-mail    lbock@nanosysinc.com                Fax       (703)-676-2298
                                              e-mail    Janet.v.lafever@saic.com

10. Assignment. This Agreement may not be assigned, novated or otherwise transferred by operation of law or otherwise by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any change of control of a Party shall be deemed an assignment of this Agreement that does not require the prior written consent of the other Party. For purposes of this Agreement, "change of control" means any merger, consolidation, sale of all or substantially all of the assets or sale of a substantial block of stock, of a Party. Any such assignment, novation or transfer by one Party not in accordance with this provision shall be a material breach of this Agreement and shall be grounds for immediate termination thereof by the non-breaching Party, in addition to any other remedies that may be available at law or in equity to the non-breaching Party.

11. Waiver or Modification. This Agreement may be modified, or part(s) hereof waived, only by an instrument in writing specifically referencing this Agreement and signed by an authorized representative of the Party against whom enforcement of the purported modification or waiver is sought.

12. Relationship of Parties. The Parties are acting as independent contractors in all respects with regard to this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, agency, or otherwise as participants in a joint or common undertaking. Nothing in this Agreement shall be deemed to give either Party any power to direct or control any activities of the other, including marketing activities, or any power to bind or obligate the other. No employee of one Party shall be deemed an employee of the other.

13. Publicity. Neither Party may issue a press release or make any disclosure to any other person or entity regarding the existence of or the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may reasonably disclose the terms of this Agreement to the extent necessary to comply with any laws or government regulations, provided that the Party that is required to disclose the Agreement gives the other Party notice of such required disclosure and takes reasonable steps to minimize the extent of such disclosure.

14. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to its laws relating to conflict or choice of laws.

15. Entire Agreement. This Agreement, including any and all Exhibits attached hereto, which are hereby incorporated by reference, constitutes the entire agreement and understanding between the Parties and supersedes and replaces any and all prior or contemporaneous proposals, agreements, understandings, commitments or representations of any kind, whether written or oral, relating to the subject matter hereof.

16. Multiple Copies or Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the

                                  Page 7 of 14
                                    7/7/2003
         same instrument. This Agreement shall not be effective until the execution and delivery between each of the parties of at least one (1) set of the counterparts.

17. Headings. The headings and titles of the various sections of this Agreement are intended solely for convenience of reference and are not intended to define, limit, explain, expand, modify or place any construction on any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties represent and warrant that this Agreement is executed by duly authorized representatives of each Party as set forth on the date indicated below.


                                        SCIENCE APPLICATIONS
NANOSYS, INCORPORATED                   INTERNATIONAL CORPORATION

/s/     Larry Bock                      /s/   Janet V. LaFever
________________________________        ________________________________________

        Larry Bock                            Janet V. LaFever
________________________________        ________________________________________
Name                                    Name
        President and CEO                     Vice President for Administration
________________________________        ________________________________________
Title                                   Title

                                              9 July 03
________________________________        ________________________________________
Date                                    Date





                                  Page 8 of 14
                                    7/7/2003

                                  ATTACHMENT A

                             AREAS OF RESPONSIBILITY

1. SAIC is anticipated to perform activities in the area of systems integration.

2. Nanosys is anticipated to perform activities in the areas of nanotechnology and module development.

3. SAIC and Nanosys are anticipated to jointly perform activities in the areas of prototype development and marketing support.

4. Nanosys agrees to make its facilities, equipment, materials, etc., available at no additional cost above Nanosys' fully burdened FTE rate, as reasonably needed to support the joint prototype development and marketing support activities.

5. SAIC agrees to make its procurement and contract preparation and administration infrastructure, and its facilities, equipment materials, etc., available at no additional cost above SAIC's fully burdened FTE rate, as reasonably needed to support the joint prototype development and marketing support activities.

6. The Advanced Systems Group will promote its relationship with Nanosys within SAIC and act as a liaison to encourage and facilitate the development of additional Marketing Exhibits among Nanosys and other organizations within SAIC. Nanosys will reasonably support such additional efforts.

                                  Page 9 of 14
                                    7/7/2003

                             MARKETING EXHIBIT NO. 1

                                 Page 10 of 14
                                    7/7/2003

                                    EXHIBIT A

                            NON-DISCLOSURE AGREEMENT

                                 Page 11 of 14
                                    7/7/2003

NOTE: Each Party has a hardcopy of the signed NDA.

     SAIC STANDARD NON-DISCLOSURE (CONFIDENTIALITY) AGREEMENT (PAGE 1 OF 3)

                            NON-DISCLOSURE AGREEMENT
                             PROPRIETARY INFORMATION

This is an Agreement, effective 4 June 2003 between Science Applications International Corporation, a Delaware Corporation (hereinafter referred to as "SAIC") and Nanosys Inc., a Delaware Corporation (hereinafter referred to as "Nanosys"). It is recognized that it may be necessary or desirable to exchange information between SAIC and Nanosys regarding inorganic semiconductor nanomaterials and their applications for the purpose of using the information to discuss potential marketing areas and for marketing the opportunities identified under the SAIC/Nanosys Master Marketing Agreement. With respect to the information exchanged between the parties subsequent to this date, the parties agree as follows:

(1) "Proprietary Information" shall include, but not be limited to, performance, sales, financial, contractual and special marketing information, ideas, technical data and concepts originated by the disclosing party, not previously published or otherwise disclosed to the general public, not previously available without restriction to the receiving party or others, nor normally furnished to others without compensation, and which the disclosing party desires to protect against unrestricted disclosure or competitive use, and which is furnished pursuant to this Non-Disclosure Agreement and appropriately identified as being proprietary when furnished.

(2) In order for proprietary information disclosed by one party to the other to be protected in accordance with this Non-Disclosure Agreement, it must be: (a) in writing; (b) clearly identified as proprietary information at the time of its disclosure by each page thereof being marked with an appropriate legend indicating that the information is deemed proprietary by the disclosing party; and (c) delivered by letter of transmittal to the individual designated in Paragraph 3 below, or his designee. Where the proprietary information has not been or cannot be reduced to written form at the time of disclosure and such disclosure is made orally and with prior assertion of proprietary rights therein, such orally disclosed proprietary information shall only be protected in accordance with this Non-Disclosure Agreement provided that complete written summaries of all proprietary aspects of any such oral disclosures shall have been delivered to the individual identified in Paragraph 3 below, within 20 calendar days of said oral disclosures. Neither party shall identify information as proprietary which is not in good faith believed to be confidential, privileged, a trade secret, or otherwise entitled to such markings or proprietary claims.

(3) In order for either party's proprietary information to be protected as described herein, it must be submitted in written form as set forth in Paragraph 2 above to the individuals identified below:

SCIENCE APPLICATIONS                           NANOSYS INC.
INTERNATIONAL CORPORATION

Name:            Martin Fritts, Ph.D.           Name:           Stephen Empedocles, Ph.D.
Title:           Senior Scientist               Title:          Director of Business Development
Address          2111 Eisenhower Avenue         Address:        Corporate Headquarters
                 Suite 303                                      2625 Hanover Street
                 Alexandria, VA 22314                           Palo Alto, CA 94304
Telephone No:    703-842-2606                   Telephone No:   650-776-8530
FAX No:          703-842-2618                   FAX No:         650-745-1273

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                 Page 12 of 14
                                    7/7/2003

     SAIC STANDARD NON-DISCLOSURE (CONFIDENTIALITY) AGREEMENT (PAGE 2 OF 3)

(4) Each party covenants and agrees that it will, notwithstanding that this Non-Disclosure Agreement may have terminated or expired, keep in confidence, and prevent the disclosure to any person or persons outside its organization or to any unauthorized person or persons, any and all information which is received from the other under this Non-Disclosure Agreement and has been protected in accordance with paragraphs 2 and 3 hereof; provided however, that a receiving party shall not be liable for disclosure of any such information if the same:

         A.       Was in the public domain at the time it was disclosed, or
                  ____________

         B. Becomes part of the public domain without breach of this Agreement, or

         C.       Is disclosed with the written approval of the other party, or

         D. Is disclosed after three years from receipt of the information, or

         E.       Was independently developed by the receiving party, or

         F. Is or was disclosed by the disclosing party to a third party without restriction, or

         G.       Is disclosed pursuant to the provisions of a court order.

         As between the parties hereto, the provisions of this Paragraph 4 shall supersede the provisions of any inconsistent legend that may be affixed to said data by the disclosing party, and the inconsistent provisions of any such legend shall be without any force or effect.

         Any protected information provided by one party to the other shall be used only in furtherance of the purposes described in this Agreement, and shall be, upon request at any time, returned to the disclosing party. If either party loses or makes unauthorized disclosure of the other party's protected information, it shall notify such other party immediately and take all steps reasonable and necessary to retrieve the lost or improperly disclosed information.

(5) The standard of care for protecting Proprietary Information imposed on the party receiving such information, will be that degree of care the receiving party uses to prevent disclosure, publication or dissemination of its own proprietary information.

(6) Neither party shall be liable for the inadvertent or accidental disclosure of Proprietary Information if such disclosure occurs despite the exercise of the same degree of care as such party normally takes to preserve its own such data or information.

(7) In providing any information hereunder, each disclosing party makes no representations, either express or implied, as to the information's adequacy, sufficiency, or freedom from defect of any kind, including freedom from any patent infringement that may result from the use of such information, nor shall either party incur any liability or obligation whatsoever by reason of such information, except as provided under Paragraph 4, hereof.

(8) Notwithstanding the termination or expiration of any Teaming Agreement executed in conjunction with this Agreement, the obligations of the parties with respect to proprietary information shall continue to be governed by this Non-Disclosure Agreement.

                                 Page 13 of 14
                                    7/7/2003

     SAIC STANDARD NON-DISCLOSURE (CONFIDENTIALITY) AGREEMENT (PAGE 3 OF 3)

(9) This Non-Disclosure Agreement contains the entire agreement relative to the protection of information to be exchanged hereunder, and supersedes all prior or contemporaneous oral or written understandings or agreements regarding this issue. This Non-Disclosure Agreement shall not be modified or amended, except in a written instrument executed by the parties.

(10) Nothing contained in this Non-Disclosure Agreement shall, by express grant, implication, estoppel or otherwise, create in either party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other party.

(11) Nothing contained in this Non-Disclosure Agreement shall grant to either party the right to make commitments of any kind for or on behalf of any other party without the prior written consent of that other party.

(12) The effective date of this Non-Disclosure Agreement shall be the date stipulated at the beginning of this Agreement.

(13) This Non-Disclosure Agreement shall be governed and construed in accordance with the laws of the State of California.

SCIENCE APPLICATIONS                                               NANOSYS INC.
INTERNATIONAL CORPORATION

Signature: _____________________________

Name:                                                              Name:
                        Janet V. LaFever

Title:                  Deputy Group Director of Contracts         Title:

Address:                1710 SAIC Drive, M/S 2-3-1                 Address:                2625 Hanover Street
                        McLean, VA 22102                                                   Palo Alto, CA 94304

Telephone No:           (703) 676-4031                             Telephone No:

FAX No:                 (703) 676-2298                             FAX No.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                  Page 14 of 14
                                    7/7/2003